Exhibit 99.2

COMPANY STATEMENT ON DISCLOSURE OF NON-GAAP

FINANCIAL MEASURES

The Company uses GAAP based financial measures as its primary disclosure, with supplemental non-GAAP financial measures used to improve an understanding of the financial results.

During fiscal 2010, the Company incurred significant professional and other fees to recruit a new chief executive officer and to ensure a smooth transition to new leadership during a several-month period after the former CEO’s contract had expired but a new CEO had not yet been identified. Given the unique nature and substantial amount of these charges, the Company believes presentation of historical financial information excluding these charges to be beneficial to its investors.

From time to time, the Company determines the carrying values of certain of its long-lived assets are not supported by their anticipated future cash flows and, as a result, must record non-cash charges to impair these assets. The timing and magnitude of these charges can be sporadic, thus significantly affecting the reported financial results of the fiscal period in which they are recorded. Given the unique nature and sporadic timing of these charges, the Company consistently presents these charges as a separate line item within its statements of operations and, similarly, believes the presentation of its historical financial information excluding these non-cash charges to be beneficial to its investors.

The complexity and volatility of the accounting and financial reporting for the Company’s Secured Convertible Notes (the “Notes”) has been a major focus of the Company’s management and investors. To help investors better understand the complexity of the accounting for the Notes, the Company provided significant disclosure in its Annual Report on Form 10-K for the fiscal year ended January 30, 2010. Management occasionally presents certain historic financial information that excludes non-cash charges for the ratable write-off of unamortized debt discounts, deferred financing costs and accrued interest when Notes are converted. Given the unique nature of these charges and their volatility, management believes that presenting financial information without these charges helps investors better understand the Company’s current operating performance. Management believes the magnitude of the charges when conversions occur can impact investors’ understanding of the Company’s business results in such periods. Explicit disclosure of these impacts provides meaningful information to investors.

As a result of reversing its deferred tax asset valuation allowance at the end of fiscal 2009, the Company now records a provision for income taxes approximating statutory rates. During 2009, when it still maintained a 100% valuation allowance, the Company recorded a provision for income taxes equal only to its cash income taxes payable. Management believes the accounting change with respect to the valuation allowance can impact investors’ understanding of the earnings performance trend of the Company. Presenting the financial results of the Company on a like basis for income taxes, whereby both periods reflect full taxation and exclude the impact of the reversal of the Company’s deferred tax asset valuation allowance, provides meaningful information to investors.

In the fiscal 2009 second quarter, the Company determined, based upon updated historical redemption patterns, that the likelihood of redemption of unredeemed gift cards, gift certificates, and store credits greater than two years after their issuance is remote. As a result, the Company updated its breakage estimate and recorded a “breakage” benefit related to this change. Given the nature of this adjustment, such amount was larger than amounts the Company anticipates recording in future periods. Accordingly, management believes presenting financial information without the change in the “breakage” estimate for fiscal 2009 helps investors better understand comparative operating performance during those periods.